Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Dated December 6, 2007

Relating to
Preliminary Prospectus Supplement dated November 30, 2007 to
Registration Statement No. 333-129069

As previously reported, on October 30, 2007, the Missouri Supreme Court issued an opinion directing the Missouri Public Service Commission (MPSC) to vacate its December 29, 2006 order approving The Empire District Electric Company's (“Empire”) tariffs and allow the Office of Public Counsel a reasonable time to prepare and file an application for rehearing. The Court did not examine the lawfulness or reasonableness of the substance of the MPSC’s December 29, 2006 order approving tariffs, and considered only the timing of the issuance of the order. The Court also did not consider the underlying tariffed rates which continue in force and in effect. Acting upon this opinion, the MPSC issued an order on December 4, 2007, effective December 14, 2007, vacating the December 29, 2006 order and re-approving the tariffs and the same resulting increase in rates. The MPSC stated that its vacating of the December 29, 2006 order would not affect any of the rates charged by Empire prior to the order being vacated.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC at 1-888-827-7275.

The prospectus may also be accessed on the SEC website as follows:

http://sec.gov/Archives/edgar/data/32689/000104746907009659/a2181432z424b5.htm

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